Exhibit 99.1

Crescent Financial Corporation Announces Third Quarter Results

Crescent State Bank Reports Total Assets of $269 Million for September 30, 2003

As Compared to $182 Million for Same Period 2002

For Immediate Release	Contact: Patty Briguglio (919) 461-3831

CARY, N.C. – Crescent Financial Corporation, parent company of Crescent State Bank, has announced net income for the three-month period ended September 30, 2003 of $422,000 ($.15 per share – diluted) for an 18% increase over net income of $357,000 ($.17 per shared – diluted) reported for the three month period ended September 30, 2002. Although net income for the comparative quarters increased, earnings per share declined due to the increase in weighted average shares outstanding as a result of a secondary stock offering in August 2002 and the issuance of shares to complete the acquisition of Centennial Bank on August 29, 2003. The recognition in 2002 of a deferred tax asset, generated during years prior to profitability, resulted in tax expense of $52,000 for the third quarter of 2002 compared to $221,000 for the current quarter. Diluted earnings per share on a pre-tax basis for the quarters ended September 30, 2003 and 2002 were $.24 and $.20, respectively.

For the nine months ended September 30, 2003, Crescent Financial Corporation reported net income of $1,159,000 or $.44 per diluted share compared with $827,000 or $.45 per diluted share for the nine months ended September 30, 2002. Due to the recognition of the deferred tax asset, Crescent recorded income tax expense of $15,000 for the prior year period compared to tax expense of $630,000 for the current year period. Pre-tax net income for the nine month period ended September 30, 2003 was $1,789,000 or $.68 per diluted share compared to $842,000 or $.46 per diluted share for the prior nine month period.

Crescent Financial Corporation reported total assets of $269 million as of September 30, 2003 compared with $182 million on September 30, 2002. Total net loans grew by $81 million or 65% to $205 million at September 30, 2003 compared with $124 million at September 30, 2002. Total deposits increased by $69 million to $222 million at September 30, 2003 from $153 million a year ago. The acquisition of Centennial Bank of Southern Pines, North Carolina added approximately $58 million in loans and $61 million in deposits at August 29, 2003.

“All of us at Crescent State Bank are especially pleased with the merger with Centennial Bank and the addition of our new branches in Pinehurst and Southern Pines. We are proud of the new employees that have joined the Crescent family and who strive to provide the finest in financial products and services for these communities,” said Michael Carlton, President and Chief Executive Officer of Crescent State Bank. “The recent opening of our Sanford loan production office complements our long term strategic goal of becoming the dominant bank in the markets we serve.”

“While our pretax earnings are up 112% for the comparative nine month periods, we are now fully taxable and this profitable position adversely affected the comparison of net income for the period. The same is true for the comparative review of earnings per share. The new shares issued as a result of the merger and the stock offering do not reflect our true progress. I am confident that this time next year will more accurately reflect our strength and true profitability. Our future looks bright and we are confident that our unwavering commitment to customer service will continue to position us for sustained growth and prosperity,” said Carlton.

Crescent State Bank is a non-member state chartered bank operating eight banking facilities in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, and Sanford North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Small Cap Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited its Annual Report on Form 10-KSB and its other periodic reports.

Crescent Financial Corporation and Subsidiary

Consolidated Comparative Income Statements (Unaudited)

(000s omitted except for per share data)

	Three Months Ended Sept 30, 2003	Three Months Ended Sept 30, 2002	Nine Months Ended Sept 30, 2003	Nine Months Ended Sept 30, 2002
Interest Income	2,737	2,285	7,491	6,189
Interest Expense	937	888	2,524	2,339
Net interest income	1,800	1,397	4,967	3,850
Provision for loan losses	117	96	345	501
Net interest income after provision for loan losses	1,683	1,301	4,622	3,349
Non-interest income	422	211	1,069	519
Non-interest expense	1,462	1,103	3,902	3,026
Income before taxes	643	409	1,789	842
Income tax expense	221	52	630	15
Net income	422	357	1,159	827
Basic Net Income per Share Outstanding (a)	.16	.18	.46	.46
Diluted Net Income per Share Outstanding (a)	.15	.17	.44	.46
Weighted Average Number of Shares Outstanding Basic (a)	2,600,256	2,032,316	2,510,520	1,790,989
Weighted Average Number of Shares Outstanding Diluted (a)	2,725,861	2,080,455	2,560,586	1,843,018

(a) 2002 per share data has been adjusted to reflect the stock split, effected as a 15% stock dividend, paid during the second quarter of 2003.

Crescent Financial Corporation and Subsidiary

Consolidated Balance Sheets (Unaudited)

(000s omitted)

	Sept 30, 2003	Sept 30, 2002	$ Change	% Change
Assets
Cash and non-interest bearing deposits	8,212	9,461	(1,249)	(13)
Interest-earning deposits with banks	207	80	127	157
Federal funds sold	6,984	16,691	(9,707)	(58)
Securities available for sale	33,185	28,287	4,898	17
Federal Home Loan Bank stock	857	500	357	71
Loans Receivable, net of allowance	204,659	123,962	80,697	65
Accrued interest and dividends receivable	945	552	393	71
Premises and equipment, net	2,411	1,631	780	48
Goodwill	3,264	—	3,264	N/M
Other assets	7,948	841	7,107	845
Total Assets	268,672	182,005	86,667	48
Liabilities and Stockholders’ Equity
Liabilities
Total Deposits	222,236	153,106	69,130	45
Borrowed funds	20,514	10,000	10,514	105
Accrued interest payable	359	217	142	65
Accrued expenses and other liabilities	2,828	950	1,878	198
Total Liabilities	245,937	164,273	81,664	50
Stockholders’ Equity
Total Stockholders’ Equity	22,735	17,732	5,003	28
Total Liabilities and Stockholders’ Equity	268,672	182,005	86,667	48

Crescent Financial Corporation

Selected Financial Ratios

(000s omitted except per share data)

(unaudited)

	As of or for the three months ended September 30,		As of or for the nine months ended September 30,
	2003	2002	2003	2002
Per share data: (a)
Basic earnings per share	$0.16	$0.18	$0.46	$0.46
Diluted earnings per share	0.15	0.17	0.44	0.46
Book value per share	7.86	7.07	7.86	7.07
Performance ratios:
Return on average assets	0.77%	0.90%	0.81%	0.82%
Return on average equity	8.45%	10.17%	8.28%	9.41%
Net interest margin	3.49%	3.69%	3.68%	3.96%
Asset quality:
Nonperforming assets	245	—	245	—
Nonperforming assets to total assets	0.09%	0.00%	0.09%	0.00%
Allowance for loan losses	1.50%	1.37%	1.50%	1.37%
Capital ratios:
Equity to total assets	8.46%	9.14%	8.34%	9.14%

(a) 2002 per share data has been adjusted to reflect the stock split effected as a 15% stock dividend paid during the second quarter of 2003.

5